Exhibit 8.1
List of Principal Subsidiaries

Name of Subsidiary                    Place of Incorporation
Elmtree Inc.                        Cayman Islands
Promethean World Limited                England and Wales
Chalkfree Limited                    England and Wales
Promethean (Holdings Limited #)            England and Wales
Promethean Inc.                    Delaware, USA
Edmodo LLC                        Delaware, USA
Promethean SAS                    France
Promethean Technology (Shenzen) Limited        China
Promethean Poland sp. z.o.o.                Poland
Promethean Limited                    England and Wales
Promethean GmbH                    Germany
Promethean Solutions LLP                India
Global Eduhub Holding (85% owned)            Hong Kong
Global Edu (SG) Holding PTE Limited            Singapore